Aviation Group Announces Conference Call to Give Details of Merger With travelbyus.com and the Acquisition of Global Leisure

DALLAS, Tex., Feb. 28, 2000--Aviation Group, Ltd. (Nasdaq: AVGP) announced today that it intends to hold a conference call on Tuesday, February 29, 2000 at 4:30 p.m. EST.

Mr. Lee Sanders, Chairman of the Board of Aviation Group, commenting on the upcoming conference call, said, "Our merger with travelbyus.com, Inc. and our acquisition of Global Leisure, Inc. will effectuate such a profound and positive impact on our business structure that we feel it is essential to afford the shareholders of all companies involved the maximum opportunity to share management's excitement over these events and to receive full answers to all the questions they may have."

About the Company post merger

Upon completion of the transactions described in today's press release, the Company will be positioned as a leading, fully integrated travel company offering its own products as well as products available from other companies through travelbyus.com's Web site, its unique 800-iTRAVEL telephone system and a large network of conventional travel agents. The Company will have proforma annual revenues of $120 million from gross travel billings exceeding $4.2 billion and be significantly profitable. These operational and financial characteristics compare favorably to those of other companies in the field that e.g., Expedia(R), Inc. (Nasdaq: EXPE) and Priceline.com (Nasdaq: PCLN).

To   participate   in  the   conference   call,   please   call  the   following
teleconferencing number. Please begin placing your calls 5 minutes before the conference call begins.

1 (800) 482-5519 (Domestic)

1 (303) 267-1002 (International)

1 (800) 482-5519 (Canada, if no answer call 1 (303) 276-1002))

Tuesday, February 29, 2000
--------------------------
At: 4:30 p.m. Eastern Standard Time

3:30 p.m. Central Standard Time

2:30 p.m. Mountain Standard Time

1:30 p.m. Pacific Standard Time

Replay: For those unable to attend the call, there will be a 48-hour replay from 5:00 p.m. (EST), February 29, 2000 until 7:00 p.m., March 2, 2000. To listen to the replay, dial:

1 (800) 625-5288 (Domestic)

1 (303) 804-1855 (International)

ID CODE: 675589



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Except for the  historical  information  contained  herein,  this press  release contains statements that constitute forward- looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that may cause or contribute to such differences include, among other things, the Company's ability to close the proposed transaction disclosed above, dependence on certain customers, changes in the airline travel industry, seasonality of the Company's painting business, risk of future losses from operations, the ability to sell or merge all or a portion of the Company's businesses, uninsured casualty losses, environmental regulation of airline stripping and painting operations and increased competition in the airline services industry. Other risks and uncertainties include changes in business conditions and the economy, in general, changes in governmental regulations, unforeseen litigation and other risk factors identified in the Company's SEC filings under "Risk Factors." The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.